(logo) ncb National Cooperative Bank	2011 Crystal Drive Suite, 8oo Arlington, VA 22202

 February 6, 2019

RBS Commercial Funding, Inc. as Depositor

600 Washington Blvd.

Stamford, CT 06901

RE:         Annual Statement as to Compliance

               WFRBS 2014 C23

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2014-C23, as an authorized officer of National Cooperative Bank, N.A., formerly NCB, FSB (the “NCB Master Servicer”), I hereby certify pursuant to Section 11.12 thereof that:

a.        A review of the activities of the NCB Master Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b.        To the best of my knowledge, based on these reviews, the NCB Master Servicer has fulfilled all obligations under this agreement in all material respects throughout the Reporting Period.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2019.

Best regards,

/s/ Karyn Mann

Karyn Mann

Senior Vice President, Investor Compliance

National Cooperative Bank, N.A.